Exhibit 99.1

Contact:
Renée Skonier
Executive Legal Director
636.916.2457
LMI AEROSPACE, INC. ANNOUNCES D3 TECHNOLOGIES
PRESIDENT RICHARD JOHNSON TO RETIRE
Vice President Jay Inman Named Successor Effective September 2

ST. LOUIS, September 2, 2014 -- LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced that Richard “Dick” Johnson, president of LMI’s Engineering Services Segment and subsidiary D3 Technologies, is retiring. Current D3 Technologies Vice President Jay Inman takes over as president on September 2.

Johnson has served as president of D3 Technologies since November 2010. Previous to joining LMI and D3 Technologies, Johnson held various executive and managerial positions with Gulfstream Aerospace Corporation. Johnson’s last day will be September 30.

“We thank Dick for his contributions and hard work at D3," said Dan Korte, president and CEO of LMI. “We’ve been fortunate to have had Dick as a leader and wish him a happy retirement.”

On September 2, D3 Technologies Vice President Jay Inman succeeded Johnson as president of the subsidiary and of the Engineering Services Segment.

“I am delighted to have the opportunity to promote Jay to the position of president of the Engineering Services Segment and D3 Technologies,” Korte said. “He is an outstanding leader and strategic thinker. I look forward to working with him to grow the Engineering Services Segment and D3, to achieve our long-range strategic goals and build value for our shareholders.”

Inman assumed the position of vice president of D3 Technologies in January 2014. Prior to joining D3 and LMI, he was the project director for Bombardier and Boeing programs at Vought Aircraft, a Triumph Aerostructures Company. Inman holds a Bachelor of Science degree in Mechanical Engineering from Texas A&M University.

About LMI:
LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets. Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.